	For:	Alamo Group Inc.

	Contact:	Dan E. Malone
Vice President
830-372-9581

Financial Relations Board
DRAFT 8		Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 27, 2020 - Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2019. As previously announced, beginning with this release the Company will report its results on the basis of two divisions, Industrial and Agricultural, which includes their respective parts of the former European Division.
Highlights
•Record net sales for full year 2019 of $1.1 billion, up 10.9%
•Net Income for the full year of $62.9 million
•Adjusted net income for full year of $69.8 million, down less than 1%(1)
•Record net sales for the fourth quarter of $300.2 million, up 17.2%
◦Industrial Division net sales of $222.4 million, up 29.3%
◦Agricultural Division net sales of $77.7 million, down 7.5%
•Net Income for the fourth quarter of $9.6 million
•Adjusted net income for the fourth quarter of $15.5 million, down 5.0%(1)
•Bookings for the fourth quarter, including acquisitions, at $338.4 million, up 41.8% compared to the previous year; excluding acquisitions, bookings were $263.4 million, up 10.3%

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 2
•Backlog at $261.0 million, including acquisitions, up 8.6% compared to the previous year
•Completed acquisition of Morbark, Company's largest acquisition to date
•Record level of EBITDA at $124.9 million(1)

Results for the Quarter

Net sales for the fourth quarter of 2019 were $300.2 million compared to net sales of $256.0 million in the fourth quarter of 2018, an increase of 17.2%. Net income for the fourth quarter was $9.6 million, or $0.81 per diluted share, compared to $16.6 million, or $1.41 per diluted share in the prior year.
The results for the fourth quarter of 2019 included the effects of the acquisitions of Dutch Power, completed in March 2019, and Morbark, completed in October 2019. Excluding the effects of these acquisitions adjusted net sales for the quarter were $256.4 million and net income was $15.5 million, or $1.32 per diluted share compared to $16.3 million, or $1.38 per diluted share in 2018.(1) A summary of these adjustments is outlined more fully in the attachments to this release. The acquisition of Dixie Chopper was completed in August 2019, although their results for the fourth quarter and for the year ended December 31, 2019 were immaterial and are not included in the adjustments.
Results for the Full Year
Net sales for the full year of 2019 were $1.1 billion, up 10.9% compared to net sales of $1.0 billion in the prior year. Net income for the full year was $62.9 million, or $5.33 per diluted share, versus $73.5 million, or $6.25 per diluted share in 2018.
The results for 2019 included the effects of the Dutch Power and Morbark acquisitions and the results for 2018 include a net $3.3 million favorable adjustment to the provisional tax reform expense recorded in 2017. Excluding the effects of the Dutch Power and Morbark acquisitions in

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 3
2019 and the tax adjustment in 2018, full year 2019 net sales were $1.05 billion versus $1.01 billion in 2018 and net income for 2019 was $69.8 million, or $5.92 per diluted share versus $70.2 million, or $5.97 per diluted share in 2018.(1) A summary of these adjustments is outlined more fully in the attachments to this release.
Results by Division
Alamo Group's Industrial Division net sales in the fourth quarter of 2019 were $222.4 million compared to $172.0 million in the fourth quarter of 2018, an increase of 29.3%. The Division's income from operations for the quarter was $12.2 million compared to $17.6 million in the previous year, a decrease of 30.7%. For the full year, net sales in 2019 were $768.5 million versus $638.2 million in 2018, an increase of 20.4%. Income from operations for the Division was $65.3 million in 2019 compared to $65.1 million in 2018, an increase of less than 1%. The Industrial Division results for 2019 included the effects of the acquisition of Dutch Power and Morbark discussed previously. Excluding the effects of these acquisitions, net sales for the fourth quarter and full year of 2019 were $178.7 million and $697.0 million respectively and income from operations was $15.0 million for the fourth quarter and $66.9 million for the full year of 2019.(1) The Industrial Division results for the year, excluding the Dutch Power and Morbark acquisitions, were negatively affected by softer demand, particularly in the third quarter of 2019 as discussed in our third quarter press release. This situation, while still of concern, rebounded nicely in the fourth quarter of 2019.
The Company's Agricultural Division net sales in the fourth quarter of 2019 were $77.7 million compared to $84.0 million in the prior year, a decrease of 7.5%. The Division's income from operations for the quarter was $6.0 million compared to $7.1 million in 2018, a decrease of 14.9%. For the 2019 full year, net sales in the division were $350.7 million compared to $370.6 million in 2018, a decrease of 5.4%. Income from operations was $29.4 million for the 2019 full year compared to $36.0 million in 2018, a decrease of 18.4%. The Division's results continue to be

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 4
impacted by weak overall agricultural market conditions, although the outlook showed some signs of improvement as bookings in the quarter were ahead of the previous year.
Comments on Results
Ron Robinson, Alamo Group’s President and CEO commented on 2019 results as follows, “2019 was a year of great accomplishments for Alamo Group, along with several challenges that impacted our results more than we anticipated. Certainly, the accomplishments, largely dominated by three acquisitions including our largest ever, Morbark, greatly increase our platform for future growth and broadens our product offering in a complementary way that takes us into some new, but related markets. Our achievements were not limited just to acquisitions. We also introduced some significant new products such as our Mantis range of prime movers to complement our various Industrial Division products and our remote control RoboCut line which has application in both our Ag and Industrial markets, among other new products. Operationally, we built a new manufacturing plant in Wisconsin to facilitate the consolidation of our Super Products operation from multiple locations to a single, more efficient facility, that is just now starting up production. We also expanded our Tenco plant in Canada to allow us to consolidate the manufacturing from our nearby RPM facility. Both of these support our ongoing strategy focused on fewer, bigger and more efficient locations. The above are just a few examples of the many product and operational developments we continue to make which should benefit our Company for years to come.
"Additionally, we reorganized our corporate structure going from three operating divisions to two, which we feel will better align our focus along product lines. This should allow our various units to exchange information and work together in a more cost effective manner.
"But, as indicated previously, there were certainly challenges during the year. Some of these were not new , such as the ongoing weakness in the agricultural markets worldwide. The U.S. markets for our agricultural products remained weak throughout the past year and Europe, which

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 5
had seemed a little more stable going into 2019, exhibited slowing conditions as the year progressed. Some of our other agricultural markets such as Brazil and Australia were soft as well, made worse in Australia by major, widespread wildfires. Our Industrial markets were also not immune to softer market conditions as several of our products experienced some slowdown due to general weakening in the overall industrial marketplace.
"While we are very pleased with the acquisitions we were able to complete in 2019, there were certainly challenges for a company our size to make over $400 million worth of investments in new companies in one year. Certainly, there were direct acquisition related expenses such as legal, due diligence fees and costs associated with our new credit facility and other expenses; but, there were other indirect costs along with many of our staff being involved in various phases of the acquisitions.
"And, of course, there are other new costs that come as a result of the acquisitions as we move ahead. Some of these costs, such as higher interest expense and certain integration activities involve real outlays of cash; whereas, others such as amortization of intangibles and expensing the mandatory write up of inventory valuations are non-cash expenses. But, we believe the benefits our Company will realize from these new developments will exceed these costs and be accretive to our company's 2020 results and excellent contributors to Alamo's long-term profitability.
"We also are pleased that as we moved into 2020, we started to see some positive signs in some of the areas where we experienced challenges last year. In our Agricultural Division, our bookings in the fourth quarter were 45.9% above the previous year's fourth quarter. While this is certainly not a trend, any improvement in the agricultural market is a welcome development. Even our Industrial Division, which has generally exhibited a high level of stability over the years, rebounded somewhat in the fourth quarter of 2019 from the softer than expected showing in the

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 6
third quarter. And, when you include the acquisitions, our backlog ended the year at $261.0 million compared to the previous year's level of $240.2 million.
"As a result of the above developments, we are optimistic about the outlook for Alamo Group for 2020 and beyond. The recent acquisitions, new products, and our operational initiatives should all lead to significant growth for our Company. Plus the stability of our core products should continue to benefit us and hopefully we are starting to see some signs of improvement in areas that have been challenging. We are also continuously monitoring various developments globally that could impact us such as the coronavirus situation in Asia, the trade dispute between the U.S. and China which is still not fully resolved, Brexit related issues which should come to a head later this year, the apparent slowing growth rates in Europe and other issues that could affect our markets. As always, we feel the sooner we react to changing conditions, the more we are able to mitigate the impact.
"As a result of the developments in 2019, we at Alamo Group will be heavily focused on our internal operations in 2020. Integrating the recent acquisitions, starting to realize the synergies we identified related to these developments, a strong focus on cash management and debt reduction and realizing the benefits of our other operational initiatives - all of these will be major focuses for us in 2020, which should result in not only growth at the top line, but even more improvement in our operating margins and bottom line results. Therefore, we feel good about our prospects for 2020 and we appreciate all the support we have received from our staff, our suppliers, our customers and our shareholders in this process."
Earnings Conference Call
Alamo Group will host a conference call to discuss fourth quarter and year end 2019 financial results on Friday, February 28, 2020 at 11:00 a.m. ET. Hosting the call will be members of senior management.

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 7
Individuals wishing to participate in the conference call should dial 800-367-2403 (domestic) or 334-777-6978 (international). For interested individuals unable to join the call, a replay will be available until Wednesday, March 4, 2020 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 3971238.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Friday, February 28, 2020, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,270 employees and operates 30 plants in North America, Europe, Australia and Brazil as of December 31, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 8
Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure. For more information relating to this measure including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure refer to "Non-GAAP Financial Measure Reconciliation" below and the Attachments thereto

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$42,311	$34,043
Accounts receivable, net	237,837	228,098
Inventories	267,674	176,630
Other current assets	23,006	14,072
Total current assets	570,828	452,843

Rental equipment, net	56,467	43,978

Property, plant and equipment	160,725	87,230

Goodwill	198,022	83,243
Intangible assets	206,272	48,857
Other non-current assets	20,449	5,482

Total assets	$1,212,763	$721,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$81,986	$54,083
Income taxes payable	2,362	2,865
Accrued liabilities	59,686	43,785
Current maturities of long-term debt and finance lease obligations	18,840	119
Total current liabilities	162,874	100,852

Long-term debt, net of current maturities	425,141	85,179
Long term tax payable	7,432	6,120
Deferred pension liability	1,844	1,944
Other long-term liabilities	19,254	8,436
Deferred income taxes	26,461	11,731

Total stockholders’ equity	569,757	507,371

Total liabilities and stockholders’ equity	$1,212,763	$721,633

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net sales:
Industrial	$222,440	$172,014	$768,454	$638,198
Agricultural	77,749	84,024	350,684	370,624
Total Net Sales	300,189	256,038	1,119,138	1,008,822

Cost of Sales	232,113	193,406	845,911	752,707
Gross Margin	68,076	62,632	273,227	256,115
	22.7%	24.5%	24.4%	25.4%

Selling, general and administration expense	47,261	37,065	172,921	151,522
Amortization Expense	2,577	875	5,658	3,505
Income from Operations	18,238	24,692	94,648	101,088
	6.1%	9.6%	8.5%	10.0%

Interest Expense	(5,525)	(1,260)	(10,747)	(5,493)
Interest Income	367	101	1,229	410
Other Income	(353)	(983)	(795)	(1,474)

Income before income taxes	12,727	22,550	84,335	94,531
Provision for income taxes	3,159	5,961	21,429	21,045

Net Income	$9,568	$16,589	$62,906	$73,486

Net income per common share:

Basic	$0.81	$1.42	$5.36	$6.30

Diluted	$0.81	$1.41	$5.33	$6.25

Average common shares:
Basic	11,744	11,693	11,729	11,660

Diluted	11,811	11,768	11,800	11,761

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS, each adjusted to exclude the impact of the recently completed acquisitions, related transaction costs and related interest expense, all of which are non-GAAP financial measures. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net Sales (consolidated) - GAAP	$300,189	$256,038	$1,119,138	$1,008,822
(less: net sales attributable to acquisitions)	(43,784)	—	(71,463)	—
Net Sales less acquisitions (consolidated) - non-GAAP	$256,405	$256,038	$1,047,675	$1,008,822

Net Sales (Industrial Division) - GAAP	$222,440	$172,014	$768,454	$638,198
(less: net sales attributable to acquisition)	(43,784)	—	(71,463)	—
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$178,656	$172,014	$696,991	$638,198

Net Sales (Agricultural Division) - GAAP	$77,749	$84,024	$350,684	$370,624
(less: net sales attributable to acquisitions)	—	—	—	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$77,749	$84,024	$350,684	$370,624

Operating Income (consolidated) - GAAP	$18,238	$24,692	$94,648	$101,088
(adjust: operating loss attributable to acquisitions)	2,805	—	1,676	—
Operating Income less acquisitions (consolidated) - non-GAAP	$21,043	$24,692	$96,324	$101,088

Net Income (consolidated) - GAAP	$9,568	$16,589	$62,906	$73,486
(adjust: net loss attributable to acquisitions)	2,366	—	1,525	—
Net Income less acquisitions (consolidated) - non-GAAP	$11,934	$16,589	$64,431	$73,486

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions, Acquisition Expenses, and Tax Reform

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Operating Income - GAAP	$18,238	$24,692	$94,648	$101,088
(adjust: results from acquisitions)
earnings from acquisitions	(2,154)	—	(3,774)	—
acquisition inventory step-up charge	3,251	—	3,251	—
amortization expense	1,708	—	2,199	—
(add: transaction cost relating to acquisitions)	731	—	1,940	—
Adjusted Operating Income - non-GAAP	$21,774	$24,692	$98,264	$101,088

Net Income - GAAP	$9,568	$16,589	$62,906	$73,486
Adjustments (after tax):
(less: new tax legislation)	—	(336)	—	(3,331)
Adjusted Net Income - non-GAAP	$9,568	$16,253	$62,906	$70,155
(add: results from acquisitions)	2,366	—	1,525	—
(add: transaction cost relating to acquisitions)	545	—	1,447	—
(add: interest expense relating to acquisitions)	3,028	—	3,967	—
Acquisition Adjusted Net Income - non-GAAP	$15,507	$16,253	$69,845	$70,155

Diluted EPS - GAAP	$0.81	$1.41	$5.33	$6.25
(less: new tax legislation)	—	(0.03)	—	(0.28)
Adjusted Diluted EPS - non-GAAP	$0.81	$1.38	$5.33	$5.97
(add: results from acquisitions)	0.20	—	0.13	—
(add: transaction cost relating to acquisitions)	0.05	—	0.12	—
(add: interest expense relating to acquisitions)	0.26	—	0.34	—
Acquisition Adjusted Diluted EPS - non-GAAP	$1.32	1.38	5.92	5.97

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended December 31,			Change due to currency translation
	2019	2018	% change from 2018	$	%

Industrial	$222,440	$172,014	29.3%	$(412)	(0.2)%
Agricultural	77,749	84,024	(7.5)%	(618)	(0.7)%
Total Net Sales	$300,189	$256,038	17.2%	$(1,030)	(0.4)%

	Twelve Months Ended December 31,			Change due to currency translation
	2019	2018	% change from 2018	$	%

Industrial	$768,454	$638,198	20.4%	$(5,059)	(0.8)%
Agricultural	350,684	370,624	(5.4)%	(8,680)	(2.3)%
Total Net Sales	$1,119,138	$1,008,822	10.9%	$(13,739)	(1.4)%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	December 31, 2019	December 31, 2018	Net Change

Current maturities	$18,840	$119
Long-term debt, net of current	425,141	85,179
Total Debt	$443,981	$85,298

Total Cash	42,311	34,043
Total Debt Net of Cash	$401,670	$51,255	$(350,415)

EBITDA
	Twelve Months Ended
	December 31, 2019	December 31, 2018

Income from operations	$94,648	$101,088
Depreciation	24,307	19,609
Amortization	5,953	3,726
EBITDA	$124,908	$124,423

Adjusted EBITDA
	Twelve Months Ended
	December 31, 2019	December 31, 2018

Income from operations	$94,648	$101,088
adjust: acquisition inventory step-up charge	3,251	—
Adjusted Income from operations	97,899	101,088
Depreciation	24,307	19,609
Amortization	5,953	3,726
Adjusted EBITDA	$128,159	$124,423